                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                         ALLEGHENY POWER SYSTEM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          ALLEGHENY POWER SYSTEM, INC.

                                   [APS LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1997
                              AND PROXY STATEMENT

[APS LOGO]                 ALLEGHENY POWER SYSTEM, INC.

                             10435 Downsville Pike
                           Hagerstown, Maryland 21740

                                                                   April 4, 1997

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY POWER SYSTEM, INC. will be held on the third floor of 270 Park Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 8, 1997, at 10:30 a.m., New York time, for the following purposes:

     (1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly chosen and qualified;

     (2) To approve the appointment of independent accountants;

     (3) If presented, to consider and vote upon a shareholder proposal regarding pensions or other retirement benefits for independent directors;

     (4) If presented, to consider and vote upon a shareholder proposal to require the Board to have 90% of its directors independent; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record at the close of business on March 31, 1997 will be entitled to vote at the meeting.

                                  By Order of the Board of Directors.

                                                  EILEEN M. BECK
                                                            Secretary

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Power System, Inc. (the Company), 10435 Downsville Pike, Hagerstown, Maryland 21740, for the Annual Meeting of Stockholders to be held on May 8, 1997. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.

     At the close of business on March 31, 1997, there were outstanding 122,111,567 shares of Common Stock each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.

     The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes entitled to be cast is required for the election of each director and for approval of the appointment of Price Waterhouse LLP as independent accountants. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they calculated in determining the existence of a quorum.

     The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 4, 1997. The Annual Report for 1996 has already been mailed to stockholders.

ELECTION OF DIRECTORS

     Edward H. Malone, a director since 1985, reached the mandatory retirement age for directors of 72, and will not stand for re-election. Klaus Bergman, Chairman of the Board, a director since 1985, and former President and Chief Executive Officer of the Company, has elected to retire as Chairman of the Board as of May 8, 1997, the date of the Annual Meeting and not stand for re-election. The Board has elected Alan J. Noia, President and Chief Executive Officer of the Company, to succeed Mr. Bergman as Chairman. The Board reduced the number of directors to nine as provided for in the By-Laws of the Company.

     At the meeting nine directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified. The proxies received, unless marked to the contrary, will be voted for the election of the following persons, all of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holders to elect as many of such nominees as possible. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

                      DIRECTORS, PRINCIPAL OCCUPATION,                                 DIRECTOR
                            OTHER DIRECTORSHIPS,                                       OF THE
                        BUSINESS EXPERIENCE, AND 1996                                  COMPANY
                   BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE      SINCE
-----------------------------------------------------------------------------  ---     -------
ELEANOR BAUM (3) (4)                                                           56        1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union for the
  Advancement of Science and Art. Director of Avnet, Inc. and United States
  Trust Company, Commissioner of the Engineering Manpower Commission, a
  fellow of the Institute of Electrical and Electronic Engineers, member of
  Board of Governors, New York Academy of Sciences, and President of
  Accreditation Board for Engineering and Technology. Formerly, President,
  American Society of Engineering Education
  Attendance: 21 of 22

                      DIRECTORS, PRINCIPAL OCCUPATION,                                 DIRECTOR
                            OTHER DIRECTORSHIPS,                                       OF THE
                        BUSINESS EXPERIENCE, AND 1996                                  COMPANY
                   BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE      SINCE
-----------------------------------------------------------------------------  ---     -------
WILLIAM L. BENNETT (1) (5c) (6)                                                47        1991
  Chairman, HealthPlan Services Corporation, a leading managed health care services company. Formerly, Chairman and Chief Executive Officer of Noel
  Group, Inc. Director of Belding Hemingway Company, Inc., Noel Group, Inc.,
  and Sylvan, Inc.
  Attendance: 18 of 20
WENDELL F. HOLLAND (1)                                                         45        1994
  Vice President, American Water Works Service Company, Inc. Formerly, Of
  Counsel, Law Firm of Reed, Smith, Shaw & McClay, Partner, Law Firm of
  LeBoeuf, Lamb, Greene & MacRae, and Commissioner of the Pennsylvania Public
  Utility Commission.
  Attendance: 13 of 13
PHILLIP E. LINT (1c) (3) (5) (6)                                               67        1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 24 of 24
FRANK A. METZ, JR. (2) (3) (4c) (6c)                                           62        1984
  Retired. Formerly Senior Vice President, Finance and Planning, and Director
  of International Business Machines Corporation, a manufacturer and distributor of information systems equipment and services. Director of
  Monsanto Company and Norrell Corporation.
  Attendance: 25 of 25
ALAN J. NOIA (2) (3) (5)                                                       50        1994
  Chairman of the Board (effective May 8, 1997), President and Chief
  Executive Officer of the Company and Chairman, President and Chief
  Executive Officer of Allegheny Power Service Corporation. Chairman and
  Chief Executive Officer of the Company's other principal subsidiaries.
  Formerly, President and Chief Operating Officer of the Company, and
  President of The Potomac Edison Company.
  Attendance: 19 of 19
STEVEN H. RICE (2) (3c) (4) (6)                                                53        1986
  Bank and real estate consultant and attorney-at-law. Director and Vice
  Chairman of the Board of Stamford Federal Savings Bank. Formerly, President
  and Director of The Seamen's Bank for Savings and Director of Royal Group,
  Inc.
  Attendance: 25 of 25
GUNNAR E. SARSTEN (4) (5) (6)                                                  60        1992
  Chairman and Chief Executive Officer of MK International. Formerly,
  President and Chief Operating Officer of Morrison Knudsen Corporation,
  President and Chief Executive Officer of United Engineers & Constructors
  International, Inc., (now Raytheon Engineers & Constructors, Inc.), and
  Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia.
  Attendance: 23 of 23
PETER L. SHEA (1) (5)                                                          64        1993
  Managing Member of Temblor Petroleum Company L.L.C., a privately owned oil and gas exploration and production company and Individual General Partner of Panther Partners, L.P., a closed-end non-diversified management company.
  Formerly, Managing Director of Hydrocarbon Energy, Inc.
  Attendance: 18 of 18

---------------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Management Review Committee.
(5) Member of New Business Committee.
(6) Strategic Affairs Committee.
(c) Current committee Chairman.

COMPENSATION OF DIRECTORS

     Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Power Service Corporation (System or System companies). In 1996, directors who were not officers or employees (outside directors) received for all services to the Company and System companies (a) $16,000 in retainer fees, (b) $800 for each committee meeting attended, except Executive Committee meetings for which such fees are $200, and (c) $250 for attendance at each Board meeting of the Company, Monongahela, Potomac Edison, and West Penn. Subsequent to June 1, 1996, Mr Bergman has received a fixed fee at the annual rate of $100,000 for services in all capacities to the Company and its subsidiaries. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, (a) the Chairperson of each committee other than the Executive Committee receives an additional fee of $4,000 per year and (b) outside directors of the Company receive 200 shares of Common Stock pursuant to the Allegheny Power System, Inc. Restricted Stock Plan for Outside Directors. Under the Allegheny Power System Board of Directors Retirement Plan, which was eliminated in March 1997, outside directors were entitled to receive an annual pension equal to the retainer fee paid to them at the time of their retirement, provided the director had at least five years of service and, except under special circumstances, served until age 65. In March 1997, the Directors Retirement Plan was replaced with a Deferred Stock Unit Plan for Outside Directors. The new plan provides for a lump sum payment (payable in one or more installments, including interest thereon equivalent to the dividend yield, at the director's election) to directors calculated by reference to the price of the Company's common stock. Directors who serve at least five years on the Board and leave on or after age 65, or upon death or disability, or as otherwise directed by the Board will receive such payments. The present value of the accrued benefits under the Directors Retirement Plan was credited to each director's opening account balance under the new plan in the form of deferred stock units. In addition, to maintain a competitive level of compensation and further align the interest of outside directors with stockholders, each year the Company will credit each outside director's account with 275 deferred stock units.

BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     The Board of Directors has Audit, Finance, Management Review, New Business, and Strategic Affairs Committees. The Audit Committee makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met four times in 1996. The Management Review Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met nine times in 1996. The total number of Board meetings held in 1996 was nine.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP as independent accountants for the Company to audit its consolidated financial statements for 1997 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. Price Waterhouse also performs non-audit services for the Company. Fees for the 1996 audit and fees for audit services paid during the year aggregated $637,000, and there were no non-audit services performed in 1996. The Board has directed that the appointment of Price Waterhouse be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of Price Waterhouse will be present at the annual meeting to make a statement if they wish and to answer questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

SHAREHOLDER PROPOSAL

     John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who is the owner of 2,893 shares of common stock of the Company, has advised the Company that he plans to introduce the following resolution at the Annual
Meeting:

RESOLVED:

     "The shareholders of Allegheny Power direct the Board to amend the By-Laws on the day of the 1997 shareholder meeting, to refrain from providing pensions or other retirement benefits to independent Directors, including the initiation of other 'ingratiating' pay to influence the objectivity of Directors.

     "The unwelcome highlight for Shareholders of this highly successful resolution was the arrogance of Management in non-response. This Resolution is being adopted by an increasing number of profitable Fortune 1000 companies. Management refused to respond in writing to letters about adopting this resolution, following the impressive Shareholder support."

SUPPORTING STATEMENT:

     "Certain business or financial relationships can adversely affect the ability of Directors to function in their management oversight role. This is especially critical for independent or outside Directors, who should bring arms-length objectivity to Board deliberations. Allegheny Power now gives a lucrative pension to independent Directors.

     "While independent Directors are entitled to reasonable pay for their expertise and time, additional layers of pay, like Director pensions which are 100% of Director base pay, have the pernicious effect of compromising their independence and impartiality. Such generous and unnecessary extra pay for independent Directors is management's way to insure Director's unquestioning loyalty and acquiescence to whatever policy Management wants.

     "Accordingly, retirement pay becomes another device to enhance and entrench Management's control over corporate policy, while being accountable only to themselves, and not the Shareholders or Directors. This additional layer of pay to Directors may influence their ability to exercise independence from Management which is critical to the proper functioning of the Board.

     "The long-term best interest of Shareholders and Allegheny Power is not served by retirement pay. The Allegheny Power Directors do not need another retirement plan. Directors as a group, will or have received in excess of $1 Million in pay at or upon retirement. Directors do not need 'double' and 'triple-dip' pensions at Allegheny Power.

     "Pensions influence Directors to be sympathetic to Management and not Shareholders. With pensions, Directors tend to placate management, so Directors can stick around long enough to collect Director pensions.

     "To support unity of interest between Directors, Shareholders and Management, it will also benefit Allegheny Power to adopt the following:

     - Directors may not be members of more than 3 Boards of Directors, including their Allegheny Power Board membership.

     - Directors must not currently work or consult with the Allegheny Power nor have done so in the past.

     - Pay 50 percent of Director's compensation in stock and require it be held 3 years.

     - Link Director's pay to corporate performance.

     - Adopt confidential shareholder voting, beneficial to protect shareholders from management pressure to change their votes before ballots are counted.

     "Pensions for Directors (with as little as 500 total hours of service in a 5-year stretch), sends a negative message to productive, dedicated and loyal Allegheny Power employees. Many senior Allegheny Power employees find that after 20,000 hours of service in 10 years, they are abruptly terminated shortly before reaching important pension vesting milestones.

     "The pension shortfall for the Allegheny Power 'rank and file' tells college graduates: Making a career at Allegheny Power is not a good choice, especially for the more qualified Allegheny Power employees that can find jobs at Competing Utilities.

     "Vote yes to eliminate Double-Dip Director Pensions. Deleting pensions will result in a creative, objective and independent oversight for management that will improve Allegheny Power profits and the image of Board leadership to Allegheny Power employees.

     "Vote yes to eliminate Directors' pensions to increase profits through objective Director oversight of Allegheny Power Management.

     "Vote yes for this resolution, in preference to management's Deferred Stock Plan. The Deferred Stock Plan has significant resemblance to the old retirement plan."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

     SHAREHOLDERS SHOULD BE AWARE THAT THE ADDITIONAL MATTERS INCORPORATED BY THE PROPONENT IN HIS SUPPORTING STATEMENT are not part of his proposal and are not subject to a vote at this time.

     The Board of Directors believes that it continues to be in the best interest of the Company and its shareholders to attract and retain the most qualified individuals to serve as directors. To accomplish this task, the Company must have the flexibility to offer a compensation package that is competitive with the compensation packages offered to directors by other major companies. A competitive mix of retainer and meeting fees, annual stock awards, and deferred stock units provides an incentive to join the Board and to remain long enough to gain experience and knowledge of the Company's business, and recognizes the ever increasing time commitment, diligence, and risks associated with Board service.

     The retirement plan for outside directors that is the subject of the foregoing proposal was eliminated by the Board of Directors effective March 6, 1997, and was replaced by the Deferred Stock Unit Plan described under "Compensation of Directors" on page 3. The Deferred Stock Unit Plan is intended to create a strong economic alignment between the interests of the outside directors and the shareholders of the Company. Payments under the new plan will be calculated on the basis of deferred stock units, and are therefore tied directly to the market price of the Company's common stock. The Board believes that the new plan is an important element of the Company's director compensation package.

     Because the Deferred Stock Unit Plan provides a lump sum benefit based on the Company's stock price performance over the director's tenure, the Deferred Stock Unit Plan is, in fact, substantially different than the plan it replaced.

     In the opinion of the Board of Directors, the new Deferred Stock Unit Plan aligns the interests of the directors with those of the shareholders and is competitive.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSED RESOLUTION.

SHAREHOLDER PROPOSAL

     Richard Kelvin, M.D., 21 7th Place, Long Beach, CA 90802, who is the owner of 400 shares of common stock of the Company, has advised the Company that he plans to introduce the following resolution at the Annual Meeting:

RESOLVED:

     "Allegheny Power shareholders direct the Board to amend the By-Laws on the day of the 1997 shareholder meeting, for the Board to have 90% of its Directors independent.

     "Shareholders recommend the Board of Directors take the necessary steps to ensure that Board members are independent and the necessary time in their professional careers to be independent. This will give the Directors and Shareholders an independent viewpoint to challenge management to greater accomplishments in profitability and growth.

     "Independent Directors are particularly important during this new era of Electric Utility deregulation."

REASON:

     "Based on criteria from CalPERS and the Florida Retirement System Trust Fund (Two major public pension funds that seek to maximize stock values), independent Directors are:

     - Not employed by Allegheny Power or an affiliate, as an executive, within the last 5 years.

     - Is not and was not employed by Allegheny Power's paid advisors or consultants, for instance, law and accounting firms.

     - Not employed by a customer, supplier or provider of professional services to Allegheny Power.

     - Has no personal services contract with the Allegheny Power.

     - Is not employed by a foundation or university that receives over $10,000 annually in grants or endowments from Allegheny Power.

     - Is not a relative of the management of the Allegheny Power.

     - Is not an officer or Board member of a company on which the Company's Chairman or CEO is also a Board member.

     "Independent Directors will encouraged clear and objective decision making in the best long-term interest of shareholders.

     "This is particularly important during this new era of Electric Utility deregulation. Directors must formulate corporate policies and monitor management in implementing those policies. Due to the critical importance of these functions, it is in the best interest of all stockholders that most of Directors be independent. The employment, business and family relationship of Directors has the potential to raise conflicts of interest that may limit the vigilance and diligence of the Board.

     "Implicit in the definition of an independent Director, is the fact that the Directors must have the professional time to devote to Allegheny Power. Directors with full time jobs should be limited to a maximum of 3 Directorships, including Allegheny Power. The term Directorships includes trustee, committee member and other related responsibilities typically listed in Who's Who biographies.

     "Vote yes for independent Directors to ensure long-term profitability and growth for Allegheny Power."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

     The Company has always placed great importance on having a Board of Directors that is primarily composed of independent directors. For more than 20 years the Board has never had more than two "inside" directors, and usually only one, the Chief Executive Officer of the Company.

     However, it is not in the Company's best interest to adopt rigid formulas which could only serve to limit the Board's ability to choose the best available candidates to serve as directors. The shareholder's proposal would be exceptionally restrictive.

     The directors place great importance on maintaining a strong and independent Board. A generally accepted measure of a director's independence is whether the individual is free of any material business relationship with the corporation and personal financial interest in the Board's decisions, other than as a stockholder. By this measure, all of the directors standing for re-election, except Mr. Noia, are independent.

     The Board believes that the criteria espoused by the proponent are unduly restrictive and not applicable to Allegheny Power's Board.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSED RESOLUTION.

                       MANAGEMENT REVIEW COMMITTEE REPORT

GENERAL

     The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review Committee of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

     The Committee believes that with the advent of competition to this industry a larger portion of compensation should be included in incentive plans. For 1997, compensation will include more pay "at risk."

     The executive compensation program is intended to meet three objectives:
     - Create a strong link between executive compensation and total return to stockholders, reliable and economical service to customers which assures customer satisfaction, environmental stewardship, and System financial stability, integrity, and overall performance.
     - Offer compensation opportunities that are competitive above the median level of opportunity in the marketplace, at expected levels of performance.
     - Ensure internal compensation equity -- maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program has three components: salary and short-term and long-term incentive awards.

     The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

     To ensure that the System's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey with those of comparable electric utilities -- 20 or more in recent years. The survey companies are either similar in type and size to the System, contiguous to our geographic territory, or have a similar fuel mix.

     In 1996, over 80% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 14 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching System positions, including the Chief Executive Officer (CEO), with those in the survey companies that have comparable duties and responsibilities. For

1996, the survey indicated that the System's executive salary structure was slightly below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

          Base salary:

          The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) the performance evaluation of each executive (other than himself) based on that executive's position-specific responsibilities and performance evaluation by his or her supervisor, and
     (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results, including such things as total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

          Annual Performance Incentive Plan:

          The Allegheny Power System Annual Performance Incentive Plan (the Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers of Allegheny Power including executive officers selected by the Management Review Committee. The Incentive Plan provides for establishment of individual incentive awards based on meeting specific predetermined corporate performance targets. The performance targets are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, quality of earnings, dividends paid per share and dividend payout ratios), cost of service to customers and System performance, including competitive position. In addition, personal performance goals as to operating factors such as efficiency and safety are set on a position specific basis for participants.

          Specific operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. If the corporate performance targets are not met, no awards are paid. The target awards under the 1996 Incentive Plan were determined by the Committee, and participants could earn up to 1 1/2 times the target award. For the 1996 Incentive Plan the targets were $175,000 for Mr. Noia and from $50,000 to $125,000 for the other named officers. Targets for other participants ranged from $50,000 to approximately 25% or less of 1996 base salary. Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1994, 1995, and 1996 are set forth in the Summary Compensation Table for those years under the column "Incentive Award" for the individuals named therein.

          Performance Share Plan:

          The Allegheny Power System Performance Share Plan (the Performance
     Plan) is designed as an aid in attracting and retaining individuals of outstanding ability and in rewarding them for total shareholder return and continuous provision of economical service to customers by the Company. Nine executive officers of the Company were selected by the Management Review Committee to participate in Cycle I (1994-1996); seven in Cycle II (1995-1997); eleven in Cycle III (1996-1998); and twelve in Cycle IV (1997-1999) of the Performance Plan. The Performance Plan provides for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility Index and cost of customer service versus nine other utilities).

          The Cycle I target awards under the Performance Plan ranged from $30,000 for the named officers to $75,000 for Mr. Noia and $170,000 for Mr. Bergman. These amounts would equate to 1,132 to 6,415 shares under the Plan. The actual award calculated under the Plan equaled 125% of the target amount. The dollar value of such shares calculated as of December 31, 1996, including reinvested dividends, is included in the compensation table on page 10.

          The Cycle II target awards range from $25,000 to $100,000 for Mr. Noia. These amounts equate to 1,149 to 4,598 targeted shares of stock as of January 1, 1995, the start of the performance cycle. The Cycle III target awards range from $25,000 to $175,000 for Mr. Noia, which equate to 873 to 6,114 shares under the Plan at January 1, 1996. The fourth cycle became effective January 1, 1997, and provides target awards ranging from $30,000 to $230,000 for Mr. Noia or 988 to 7,572 shares.

          The actual payouts will be determined in 1998 for Cycle II, in 1999 for Cycle III, and in 2000 for Cycle IV, after completion of each cycle and determination of the actual stockholder and customer rankings. The actual awards will be paid in Company stock and can range from 0 to 200% of the targeted shares noted above, before including reinvested dividends.

          The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle III are listed in the Performance Share Plan Table on page 12.

     For Mr. Noia, the Management Review Committee developed salary and incentive award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as Chief Operating Officer through May 1996 and as CEO for the balance of the year, and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence, and the quality and cost of service rendered to its customers. The incentive award recommendation was based primarily on 1996 corporate financial results, including total shareholder return, changes in earnings per share, quality of earnings, dividends paid per share, and dividend payout ratios. The overall quality and cost of service rendered to customers and overall Allegheny Power performance, including competitive position, were also considered. Mr. Noia's 1996 total compensation reflected the Committee's evaluation of his performance as Chief Operating Officer and then as CEO, and the described 1996 overall results.

     The executive compensation program, which is annually reviewed by the Committee and the Board, is intended to reward the individual performance of each executive relative to the overall financial performance of the Company, the service provided to customers, and its cost. The program is further intended to provide competitive compensation to help the Company attract, motivate, and retain the executives needed to ensure continued stockholder return and reliable and economical electric service to customers.

     Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the Proxy Statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

     No current member of the Management Review Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          Frank A. Metz, Jr., Chairman
                                          Eleanor Baum
                                          Steven H. Rice
                                          Gunnar E. Sarsten

EXECUTIVE COMPENSATION

     During 1996, and for 1995 and 1994, the annual compensation paid by the Company and its subsidiaries directly or indirectly to the Chief Executive Officer and each of the four most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for services in all capacities to the Company and its subsidiaries was as follows:

                  ANNUAL COMPENSATION                                   PERFORMANCE
-------------------------------------------------------    INCENTIVE    SHARE PLAN        ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR     SALARY     AWARD (A)    PAYOUT (B)     COMPENSATION (C)
-------------------------------------  ----    --------    ---------    -----------    ----------------
ALAN J. NOIA
  President, Chief Executive Officer   1996    $360,000    $ 253,750     $ 131,071         $ 92,769
  and Director of the Company and      1995     305,000      120,000                         48,983
  Allegheny Power Service              1994     236,336       57,000                         47,867
  Corporation. Chairman of the Board
  of the Company's other principal
  subsidiaries.
KLAUS BERGMAN(d)
  Chairman of the Board of the         1996    $220,835    $     -0-(d)  $ 239,327         $119,258(e)
  Company and director of the          1995     515,000      187,500                         63,677
  Company's principal subsidiaries.    1994     485,004      120,000                         91,458
  Prior to June 1, 1996, Chairman of
  the Board and Chief Executive
  Officer of the Company, Allegheny
  Power Service Corporation, and of
  the Company's principal
  subsidiaries.
PETER J. SKRGIC
  Senior Vice President of the         1996    $245,000    $ 176,300     $  96,119         $ 24,830
  Company and Allegheny Power Service  1995     238,000       73,800                         37,830
  Corporation. Vice President and      1994     213,336       50,000                         57,253
  Director of the Company's other
  principal subsidiaries.
JAY S. PIFER
  Senior Vice President of the         1996    $230,000    $ 112,000     $  87,381         $ 30,949
  Company and Allegheny Power Service  1995     220,000       72,600                         34,098
  Corporation. President and Director  1994     189,996       39,000                         50,630
  of the Company's other principal
  subsidiaries.
RICHARD J. GAGLIARDI
  Vice President of the Company and    1996    $175,008    $ 100,800     $  52,429         $ 17,898
  Allegheny Power Service Corporation  1995     160,008       48,400                         18,769
  and of certain of the Company's      1994     142,008       32,500                         19,655
  other subsidiaries.
KENNETH M. JONES
  Vice President of the Company and    1996    $175,500    $  62,000     $  52,429         $ 25,688
  Allegheny Power Service Corporation  1995     168,000       43,200                         28,217
  and of certain of the Company's      1994     160,008       31,000                         30,026
  other subsidiaries

---------------
(a) Incentive awards are based upon performance in the year in which the figure appears but are paid in the first or second quarter of the following year. The incentive award plan will be continued for 1997.

(b) In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries which was approved by the shareholders of the Company at the annual meeting in May 1994. The first Plan cycle began on January 1, 1994 and ended on December 31, 1996. The figure shown represents the dollar value to be paid to each of the named executive officers who participated in Cycle I. A second cycle began on January 1, 1995 and will end on December 31, 1997. A third cycle began on January 1, 1996 and will end on December 31, 1998. A fourth cycle began on January 1, 1997 and will end on December 31, 1999. After completion of each cycle, Company stock or a combination of stock and cash may be paid if performance criteria have been met.

(c) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

     Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them. Effective January 1, 1993, the Company started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, the Company purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to the Company at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1996, all eligible employees may elect to have from 2% to 7% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of seven available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of the Company. Effective January 1, 1994 the maximum amount of any employee's compensation that may be used in these computations is $150,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1996, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Noia $88,269 and $4,500; Mr. Bergman $58,700 and $4,500; Mr.
     Skrgic $20,330 and $4,500; Mr. Pifer $26,449 and $4,500; Mr. Gagliardi $13,398 and $4,500; and Mr. Jones $21,188 and $4,500, respectively.

(d) Mr. Bergman retired June 1, 1996 from his position as Chief Executive Officer of the Company and each subsidiary. Mr. Bergman did not receive an incentive award for 1996 because six months of service is required before an award may be granted. He is retiring as Chairman effective May 8, 1997.

(e) Included in this amount is $56,058 representing accrued vacation for which he was paid.

                            -----------------------------

                   ALLEGHENY POWER SYSTEM PERFORMANCE SHARE PLAN
                         UNITS AWARDED IN LAST FISCAL YEAR
                                     (CYCLE III)

                                                                  ESTIMATED FUTURE PAYOUTS
                                         PERFORMANCE      ----------------------------------------
                                           PERIOD         THRESHOLD       TARGET         MAXIMUM
                          NUMBER OF         UNTIL         NUMBER OF      NUMBER OF      NUMBER OF
NAME                       SHARES          PAYOUT          SHARES         SHARES          SHARES
------------------------  ---------      -----------      ---------      ---------      ----------
Alan J. Noia............      6,114          1996-98          3,668          6,114          12,228
Chief Executive Officer
Peter J. Skrgic.........      4,367          1996-98          2,620          4,367           8,734
Senior Vice President
Jay S. Pifer............      2,795          1996-98          1,677          2,795           5,590
Senior Vice President
Richard J. Gagliardi....      2,445          1996-98          1,467          2,445           4,890
Vice President
Kenneth M. Jones........      1,747          1996-98          1,048          1,747           3,494
Vice President

     The named executives were awarded the above number of shares for Cycle III. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 1996-1998 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company's common stock based on the price of such stock on December 31, 1995. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company's common stock on December 31, 1998 and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. However, an executive must work at least eighteen months during the three-year period to be eligible for an award payout. The final value of an executive's account, if any, will be paid to the executive in stock or a combination of stock and cash in early 1999.

     The actual payout of an executive's award may range form 0 to 200% of the target amount, before dividend reinvestment. The payout is based upon customer and stockholder performance factors and the Company's rankings versus the peer group. The combined customer and stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

RETIREMENT PLAN

     The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

     Pursuant to the Secured Benefit Plan senior executives of System companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. The earnings include 50% of the actual annual incentive award paid effective February 1, 1996. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumption made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 10 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

     The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as average total earnings during the highest-paid 36 consecutive calendar months or, if smaller, the member's highest rate of pay as of any July 1st), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                   YEARS OF CREDITED SERVICE
         AVERAGE           -------------------------------------------------------------------------
     COMPENSATION(A)       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
-------------------------  --------     --------     --------     --------     --------     --------
  $200,000...............  $ 60,000     $ 80,000     $100,000     $110,000     $115,000     $120,000
   250,000...............    75,000      100,000      125,000      137,500      143,750      150,000
   300,000...............    90,000      120,000      150,000      165,000      172,500      180,000
   350,000...............   105,000      140,000      175,000      192,500      201,250      210,000
   400,000...............   120,000      160,000      200,000      220,000      230,000      240,000
   450,000...............   135,000      180,000      225,000      247,500      258,750      270,000
   500,000...............   150,000      200,000      250,000      275,000      287,500      300,000
   550,000...............   165,000      220,000      275,000      302,500      316,250      330,000
   600,000...............   180,000      240,000      300,000      330,000      345,000      360,000

---------------
(a) The earnings of Messrs. Noia, Skrgic, Pifer, Gagliardi and Jones covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 1996, they had accrued 27, 32, 32, 18 and 26 years of credited service, respectively, under the Retirement Plan. Mr. Bergman retired June 1, 1996 and receives an annual pension benefit of $302,000.

     The Company has entered into Change in Control contracts with the named and certain other executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that unless employment is terminated by the Company for Cause, Disability or Retirement or by the employee for Good Reason (each as defined in the Agreements), severance benefits will consist of a cash payment equal to 2.99 times the employee's annualized compensation together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement initially expires on December 31, 1998 but will be automatically extended for one year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

PERFORMANCE GRAPH

     The graph set forth below compares the Company's cumulative total shareholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1991 and ending December 31, 1996, and assumes the investment of $100 in each on December 31, 1991 and the reinvestment of all dividends.

         COMPARISON OF ALLEGHENY POWER SYSTEM, INC.'S 5-YEAR CUMULATIVE TOTAL RETURN VS. DOW JONES ELECTRIC UTILITY INDEX AND S&P MIDCAP 400

        MEASUREMENT PERIOD                                   DOW JONES
      (FISCAL YEAR COVERED)           ALLEGHENY POWER        ELECTRIC         S&P MIDCAP 400
1991                                               100                 100                 100
1992                                               115                 107                 112
1993                                               136                 119                 128
1994                                               120                 105                 123
1995                                               169                 138                 161
1996                                               190                 139                 192

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each director and each named executive officer of the Company, and by all directors and executive officers of the Company as a group as of March 1, 1997. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                             SHARES OF
                                                             APS, INC.           PERCENT
                             NAME                           COMMON STOCK        OF CLASS
    ------------------------------------------------------  ------------     ---------------
    Eleanor Baum..........................................      2,600        Less than .02%
    William L. Bennett....................................      3,250               "
    Klaus Bergman.........................................     12,207               "
    Richard J. Gagliardi..................................      4,852               "
    Wendell F. Holland....................................        773               "
    Kenneth M. Jones......................................      5,470               "
    Phillip E. Lint.......................................      1,233               "
    Edward H. Malone......................................      2,068               "
    Frank A. Metz, Jr. ...................................      2,817               "
    Alan J. Noia..........................................     13,263               "
    Jay S. Pifer..........................................      9,215               "
    Steven H. Rice........................................      3,068               "
    Gunnar E. Sarsten.....................................      6,600               "
    Peter L. Shea.........................................      2,300               "
    Peter J. Skrgic.......................................      6,714               "
    All directors and executive officers of the Company
      and its subsidiaries as a group (20 persons)........     88,259        Less than .07%

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis in 1996.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone, or telegraph, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals. Although there are no plans to do so, the Company may also obtain the services of additional persons in soliciting proxies. The cost of any such additional solicitation, if undertaken, is not expected to exceed $40,000.

     It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 5, 1997.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE SHALL BE GLAD TO RETURN IT TO YOU, SO THAT YOU MAY VOTE IN PERSON.

PROXY


                      [ALLEGHENY POWER SYSTEM, INC. LOGO]


                             10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740

                PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned stockholder hereby appoints Alan J. Noia, Thomas K. Henderson and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Power System, Inc. to be held on the 3rd Floor of 270 Park Avenue, between 47th and 48th Streets, New York, New York, on May 8, 1997, at 10:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such matters as may properly come before the meeting.

        WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTING SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND "AGAINST" ITEMS 3 AND 4.
                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

      PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROPERLY.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[LOGO]                                 10435 Downsville Pike
        Allegheny Power System, Inc.   Hagerstown, Maryland 21740


                                                                       WITHHOLD
THE BOARD OF DIRECTORS RECOMMENDS A VOTE                    FOR ALL     FOR ALL
"FOR ALL NOMINEES" IN ITEM 1.                              NOMINEES    NOMINEES
                                                            /   /       /   /
Item 1 - Election of the following nominees as Directors: Eleanor Baum, William L.
         Bennett, Wendell F. Holland, Phillip E.
         Lint, Frank A. Metz, Jr., Alan J. Noia,
         Steven H. Rice, Gunnar E. Sarsten and
         Peter L. Shea.

To Withhold authority to vote for any nominee, write the name on the line below.

---------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.
                                                           FOR  AGAINST  ABSTAIN
Item 2 - Approval of appointment of Price Waterhouse      /   /  /   /    /   /
         LLP as independent accountants.


                                                        PLEASE MARK    / X /
                                                        YOUR VOTES AS
                                                        INDICATED IN
                                                        THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
ITEM 3.
                                                         FOR  AGAINST  ABSTAIN
Item 3 - Shareholder proposal that in the future the    /   /  /   /    /   /
         Board refrain from providing pensions or other retirement benefits to independent directors.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
ITEM 4.
                                                         FOR  AGAINST  ABSTAIN
Item 4 - Shareholder proposal that 90% of the           /   /  /   /    /   /
         directors be independent.


Signature(s) ______________________________________________ Date __________ 1997
(Please sign your name(s) exactly as shown above).

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -